Exhibit 99.1
On April 9, 2025, Redwire Corporation (the “Company”) presented at the 40th Annual National Space Symposium, which was live-streamed and immediately available for replay on the Company’s youtube channel (https://www.youtube.com/live/ulNY6kvaTdk?si=1jgbDY25WR43Oq-4).

Below includes the transcript of the aforementioned presentation.

Redwire’s Shark Week Introduction to Redwire Spacecraft Portfolio
Tom Campbell, President, Space Missions, Redwire
Col. (Ret.) Dean Bellamy, EVP, National Security Space, Redwire
Redwire Booth, National Space Symposium
April 9, 2025

Announcer:
Redwire’s Shark Week. Introduction to Redwire Spacecraft Portfolio featuring Tom Campbell and retired Colonel Dean Bellamy. Take it away, gentleman.

Tom Campbell:
Good morning, everybody.

Dean Bellamy:
Hey, good morning. It's great to see so many friends and coworkers and colleagues here with us today and online.

Tom:
Yeah, it's great to be here. It's great to see all of our industry partners and potential future customers and friends.

My name is Tom Campbell. I'm President of Redwire’s Space Missions Business Unit, responsible for the the sharks that we're going to talk about today.

Dean:
Absolutely. Dean Bellamy, retired Air Force Colonel, served 26, almost 27 years, and now Executive Vice President for National Security.

Tom:
Very good. Should we open with a teaser.

Dean:
Okay, we're going to start with a video for everybody.

Video Plays:
Beyond the edges of Earth's atmosphere, there is an advanced network of space technology serving as an orbital watchtower to protect our nation and ensure the safety of our daily lives. But as the threat to our global security grows, so must our vigilance and urgency.

Alarm sounds

At Redwire, we are honored to support those charged with defending our nation and its freedom to operate in space.

Together, we will rapidly deploy solutions for warfighter communications that speed the exchange of information and shorten decision making chains.

We are building resilient mission architectures to mitigate threats and ensure dominance throughout space, and with all our capabilities for space-domain awareness, we help ensure the safety, security and sustainability of our nation's activities in an increasingly contested environment.

In the face of the unknown, we stand ready to serve the brave men and women who act as our guardians, and using cutting edge technology are protecting our future.

Together, we defend above.

Dean:
Go Redwire.

Tom:
Go Redwire.

Dean:
You want to do it?

Tom:
Yeah, sure.

How many of you realize at Redwire we have the capability to go from the ground all the way to Mars with our platforms?

Yeah. Thank you, Pete.

So, first off, we'll start broad, and then we'll kind of go into depth about the spacecraft, which is the moniker for today's Shark Week.

But we're really pleased to announce that we've received regulatory approval for our future closure of Edge Autonomy, which will happen in quarter two. This is very exciting for us because this gives us the ability to really do joint-domain warfighting. So again, back from the Earth all the way up to the Moon and Mars.

Edge will bring to the Corporation proven, innovative, autonomous UAS and ISR systems on two major platforms. The VXE 30, which is our U.S.-based platform. It's a class two drone. And in Europe and globally, the Penguin Series platform. And we really think this is fantastic for Redwire, and will give our warfighters a competitive advantage and the ability to do joint, all-domain command and control warfighting to create great effect.

Dean:
Absolutely. And when you look at the software, we're going to talk autonomy for both our very low earth orbit satellites all the way up to GEO, but when you take the software that we have on our UASs, it's going to be really, we think, a game changer and allows that great really leap ahead technology for our Guardian operators out there, and for the Space force.

Tom:
Yeah, we really believe that the relative maturity of the UAS market will bring advantage to the space market, where the US already today is enjoying high amounts of autonomy, excellent user interfaces and you know, a lot of equipment in the field giving the warfighter experience on how to operate and how to design future warfighting platforms.
Dean:
Absolutely. And when you, you know, we go to war and fight wars in coalitions, and I see so many of our allied partners and friends here, you know, and this actually allows capability not only for our U.S., but also our allied partners as well.

Tom:
Okay. You ready to talk about sharks?
Dean:
Let's go. It's shark week, baby!

Tom:
Okay. So I think I think it's important to point out that we did go through a branding effort this year to name them sharks, and this is important because we want to have a war fighting posture. Did everybody see the Space Forces’ Doctrine document that came out late last week? It's important that we start to see space as a warfighting domain, where we think about it that way so that as we act and we design new systems, we design them to be lethal and design them to deter.

So first off, let me start to talk about some of the sharks here. So, we'll start at higher orbit and maybe work our way back down…

Dean:
Perfect, let’s do that.

Tom:
to the air. Okay.

Our MAKO platform… First off, Redwire has five spacecraft in orbit today, with over 50 years of heritage.

Dean:
Absolutely.

Tom:
And we have eight spacecraft in either design or manufacturing, in the factories.

Dean:
I'm saying it's really incredible. Right. It's incredible to see really the scale and speed that we're able to actually manufacture these spacecraft for our customers.

Tom:
Of those eight that we're currently manufacturing or on contract for, four of them are for AFRL RV, so we’re…

Dean:
Yeah.

Tom:
really appreciative of their…

Dean:
Absolutely.

Tom:
their support.

Dean:
Five for the DOD, actually. Five total for the DOD out of the eight.

Tom:
Yeah, very good.

Our Mako platform is our purpose-built ESPA and ESPA Grande GEO and MEO platform. This was developed in partnership with Space Systems Command and AFRL for the Tetra missions. Redwire’s on contract for Tetra-5 and Tetra-6, which is a war fighting demonstration for refueling. If some of you saw the discussion last hour, it was noted that war fighting is often won via logistics. So our ability to project force, to be able to maneuver without regret, for instance, which either looks like transferring fuel between aircraft, ships and now spacecraft following along and those doctrines of war.

Dean:
Absolutely. And so let's talk about maneuverability and sustain maneuver operations. If you look today, right? Normal spacecraft probably do a 200 to 400 meter-per-second delta-v, but if you look at adversary threats and the air domain or even on maritime domain, you'll see there's a lot of contesting about who can outmaneuver who.

If you watch the movie Maverick Top Gun, right, or Top Gun Maverick, you'll see. It's all about how maneuver warfare and how you can always have an advantage and not allow your adversary to outmaneuver you. And you'll see with General Saltzman, Space Force Doctrine Document 1, or even his Competitive Endurance thought piece that came before. Not allowing your adversary to outmaneuver you is a key thing.

And I believe it's going to be high delta-v, it's going to be initial acceleration. So, if you think of an EV like a Tesla, that really quick acceleration, but then also, the ability to go fast, delta-v. And also have sustained maneuvers, longer life period in a spacecraft.

Tom:
Yeah, very good. The Mako platform is a six degree-of-freedom, high delta-v platform. In current instantiation it's 600 meters per second, but we're looking at variants up to 1200.

Dean:
Absolutely. And another factor we think is really important, we are already integrated with Orbit Fab. If you look at the design, you already see the Orbit Fab is already integrated. So another facet I think, Tom, that's important is if you saw the great spacecraft that you burned up a lot of fuel, you're going to be able to go up, connect commercially, be able to buy gas like we do today at a gas station on the ground, and you're going to be able to refuel your tank and you're going to extend the life, maybe double the life expectancy, which really allows what I call strategic flexibility for the operator.

Tom:
Yeah, very good, Dean.

Another important aspect or design requirement to operate in GEO and MEO is “Rad-hard.”

Dean:
Oh, yeah. So Rad-hard is really important. So, for sure, everybody in here may know, but our design went through SSC, and we got both SSC and a independent FFRDC Aerospace to approve our design at critical design review as Rad-hard, which is really a huge milestone to get government approval on a government contract, to say that is ready for the environment.

Tom:
Yeah, so our first Mako spacecraft will be delivered later this year to OSS, our partner on the Tetra-5 mission.

Dean:
Yeah, absolutely. Both those spacecraft will be delivered and we're really excited about that. It's going to go up in GEO and be one of the early GEO refueling missions and really exciting.

And I want to talk about autonomy. Can we do that, Tom? Because look, as much as an operator, former guy who flew satellites at Onizuka Air Force station, and wants to talk about operators flying it, we're going to have to have autonomous vehicles to get up close and dock.
Tom:
Yeah, all of our platforms incorporate a software defined payload, allowing us to really upload autonomous, autonomy features or other encapsulated pieces of software to do the command control system.

Dean:
Absolutely. And what's also great, we build it where it's reprogramable. So, if there's something while it's already launched and it's in space, we can reprogram it, upload capabilities and it really adds functionality to the mission. And I think that's a part of our agility and flexibility that we offer at Redwire.

Tom:
Yeah. And as we open with the quick discussion on the UAS capability, very excited to be able to start to onboard some of that software and swarming capabilities, etc., that are more commonplace in UAS.

Dean:
Absolutely. And hey look, if you want to learn more about what we're doing on the software side, not only in our space missions, we're doing a lot, but also our Chief Technology Officer, Al Tedros is doing a tremendous amount. You can also check it out on the website, too.

Tom:
Shall we move over to Hammerhead?

Dean:
Let's go. Hammerhead.

Tom:
All right. Redwire is a global company, and as such, we have to create products for global governments and global customers. We enjoy three offices in Europe, in Belgium, in Luxembourg, and now in Poland. And the Hammerhead is a long duration platform that we've built many of for the ESA programs, namely the Proba-1, -2, -3, and -V missions.
Dean:
Absolutely. Let's talk about the first one, Proba-1. It was built for a two-year life demo. It lasted over 22 years, still operating today delivering for ESA. It's doing hyperspectral imaging, really amazing, and it really shows that when we actually execute a program, we do it with incredibly high capabilities and it's got a really phenomenal, really affordable capability because it's still delivering 22 years later. Pretty amazing.

Tom:
Yeah. Another Proba program I think is super exciting ,is our most recent launch, which was actually a pair of satellites launched in a stacked capacity to demonstrate high precision formation flying.

Dean:
Yes everybody, Tom just said formation flying. So yeah, these satellites launched in November and they're actually 100 meters apart, but with millimeter precision. And when I say millimeter, if you look at your fingernail, I'm saying the size of your fingernail, precision formation flying in orbit in a HEO orbit. And it's really a tremendous, really technological and engineering feat. And it really shows the caliber of engineering that we offer at Redwire.

Tom:
Yeah. In this case, the mission, the science being done was to, I think, hold in occulter, to look at the sun from that second spacecraft. But it is directly relevant to formation flying like you would with a drone in a theater of war, and also to conduct physics or measurements where you're trying to triangulate with known position from two sensors.
Dean:
Absolutely. And that's really a credit to our partners at ESA, right, where we have a tremendous track record and history out of our Belgian office and actually Luxembourg office working with them. And we're excited about future missions with ESA and going to do some other amazing scientific and technological capabilities like Proba-3 is doing with our Hammerhead.

Tom:
Want to move on to Thresher?

Dean:
Let's go Thresher.

Tom:
Okay, the Thresher shark is a reef shark, so a shallower water shark and this is aptly our LEO platform.

Dean:
Absolutely, I love a Thresher. If you haven't checked it out, you really should. They're able to breach the water. They have this really long tail that really makes them unique. And yeah, they're just really pretty amazing. And we're really excited to talk about Thresher and it's a satellite that we actually just delivered to one of our customers. And I'll let you talk more, Tom.

Tom:
Well, it's a classified customer, so I won't disclose anything else other than that. But I think one of the most exciting aspects of the Thresher platform is that we delivered it in 12 months. So, it…

Dean:
Yeah.

Tom:
was designed for rapid manufacturability and to leverage, you know, supply chain that we knew could be harnessed quickly.
Dean:
Yeah, and so for those who haven't worked with Tom before, that's actually a credit to Tom and the culture he is building at our Space Missions unit.

And if you haven't seen the way really Redwire, and Pete Cannito has talked about in earning calls and our really investor relations team has talked about Redwire, it's how we're organizing. We just stood this new really business unit up Space Missions under Tom, and the culture he's creating is about really excellent execution, excellent engineering, but also speed as well. And really credit to you and Roger and our entire San Jose team.

Tom:
Yeah, thanks for that, Dean. Appreciate that. I typically like to let my work speak for itself, so I'm not going to say…

Dean:
Absolutely…

Tom:
more on that…

Dean:
well, no, I will, but and look, we have a tremendous team, and we've got folks that if you haven't had a chance to meet our San Jose team under Tom, Roger Roberts, an industry veteran who has done tremendous things that, you know, across his career. Dave Squires, John Tucker, we've got a tremendous team of really, and Satish, our software, tremendous team of experts. And really, I think that's a credit to Tom to show really that, you know, you surround yourself with great people, you give them authority and responsibility and they do amazing things.

Tom:
I'd like to thank the supply chain, too. Especially…

Dean:
Oh, yeah.

Tom:
shout out to Aerojet Rocketdyne, who's helping to support the Mako Tetra missions, working as quick as we can to deliver as early as possible.
Dean:
Absolutely. One other thing you'll see at Redwire that I think is agile is our contracting, our security. You know, all of our staff, right? Even when it comes to our staff under the legal side, when we're doing things like NDAs and other things, they move really fast. And I think that allows us to deliver not only to industry partners but government customers, because the phenomenal, really support staff we have.

Tom:
Shall we continue to go shallower?

Dean:
Let's go, let's go.

Oh, we did here's we talked about the GEO spacecraft. Here it is again, Mako.

Tom:
Yeah, I think we can move forward. I think we talked about the…

Dean:
We talked about LEO there. All right, let's go shallower.

Tom:
Okay.

Video Plays:
At the edge of Earth in space, there's a revolution happening. One that promises to protect our future and transform space operations. At Redwire, we are pioneering the use of VLEO, a new orbital frontier that bridges the gap between air space.

VLEO spacecraft capture critical intelligence and deliver sustainable mission operations. The distinct self-cleaning orbit has the potential to increase mission assurance and enable maneuverability with intent. And being closer to the action on the ground than traditional satellites, enables higher resolution imaging, providing remarkable clarity and insights.

When traditional surveillance is unavailable, VLEO spacecraft could remain vigilant. Safeguarding peace, global security.
In moments when every second counts… “We've lost visuals.” VLEO spacecraft could provide the resiliency needed to ensure operators remain connected.

And when ground communications fail, VLEO spacecraft could offer a secure lifeline to coordinate rescue efforts and help save lives.
While others follow, Redwire leads - with SabreSat. Our American-built VLEO platform.

And Phantom, our European-built VLEO platform.

We are bringing this untapped orbit from concept to full scale operations in support of global security, scientific discovery and environmental stewardship.

Together, we defend the above.

Dean:
Awesome. All right. Our two spacecraft right here, Tom.

Tom:
All right. This is a really interesting topic. So, why VLEO? Okay, so first off, VLEO will fly under 200 kilometers, so well under the LEO platforms of today, adding resiliency to existing networks of either sensors or communications.

You know, LEO is getting very dense, right? So you can imagine a day with it. unfortunately, there could be a day without space. If once we have LEO platforms in position, they will create a layer of redundancy. Secondary, because of its proximity to Earth, its ability to sense is so much greater.

If you're using an imagery sensor, you lose quality via path link loss. So, there's an effect of distance. R-squared. If you're using a radar sensor, it's to the fourth. So, you're bouncing a signal down and back, and therefore your return strength can be as much as eight times greater. So, you have just much, much higher perception, giving an advantage to the warfighter.

Dean:
Yeah. And let's talk about, is this the first time the US government has considered operating here? No.

So, let's go back to the early sixties and so forth. The government had a program called Corona, where we operated for a short duration in this environment. And so, we are taking the lessons and building off of, you know, these pioneers that were pioneering space in the Corona program. And really, I think five things Tom, have changed that allow us to come back and operate.

The first thing is power. So power has dramatically changed since the sixties and we're bringing in state of the art today power.

Propulsion capabilities have changed, and we've got new capabilities on the propulsion side that allow us to really do amazing things.

Payloads. Can you imagine? We're talking film cameras with like Kodak and a lot of people that are in the crowd or at home watching may not even be familiar with the old film cameras of the seventies and eighties.

You know, in addition to that, materials have changed as well. So, you think about materials and that has changed.

And another thing that's changed is really launch capacity and launch capability.

So, we're bringing those capabilities together along with even compute power, and we're actually relooking at how you can operate in this new environment.

Shall we deep dive on our next satellite?
Tom:
Yeah.

Dean:
Let's talk let's talk both VLEO programs here.

Tom:
SabreSat. So, one other thing I would add is, I'll talk a little bit about SabreSat. It, in our first customer in DARPA has entrusted Redwire to develop persistent VLEO platforms. So, these aren't those that are just carrying a tank of fuel and will force their way through the atmosphere until they're out of gas and then burn up.

This platform is intended to harvest atmosphere to create constituents for propulsion, allowing it to last, you know, long duration, five-year plus. At its heart, this is a very difficult modeling and simulation problem, trying to balance drag from what is a very thick atmospheric influence compared to LEO and higher altitudes, with creating enough cross-sectional frontal area to collect enough gas to refuel the tank, if you will.

So, this is really the thrust, pun intended, of that program, is to demonstrate these novel propulsion techniques for DARPA, and we call that DARPA OTTER.

Dean:
DARPA OTTER. But I want to go up for the strategic value of this, right, not talking about the technology, but the capability. You mentioned a day without LEO or a day without space. You know, the adversary has been watching and they've been watching what space U.S. in space capabilities have been able to do. And it's all over the press. You can read about the adversary threat, how it's advancing.

Imagine if someone wanted to decide, did they maybe say a day without proliferated LEO, right? And we learn in the shuttle mission, right, with the with going back to 1986 with the, you know, the unimportant, horrific tragedy we had with the Challenger mission that, you know, you can't put all your eggs in one basket. And I think what we see here is the need for a hybrid architecture, and I think with DARPA OTTER, we're going to test out the ability to add strategic flexibility for both government, whether it be Space Force, NASA, NOAA, and civil, where you can operate. There's a lot of values here. And I think this demonstration is going to really offer that, because what we would hate to see is if, no one wants to see war extend into space, but even if there was a debris incident that happened, like in the movie Gravity, inadvertently, there was able to like catastrophically damage all our satellites, you've got to have capacity and resilience. And we believe that the VLEO offers a tremendous amount of resilience.

Tom:
Yeah, through diversity. And then also, as I mentioned, it being low to the ground, it's able to perceive better not only in optical and radar, but also in certain RF signals that get dissipated…

Dean:
Absolutely.

Tom:
as they move up to a higher spacecraft.
Dean:
Absolutely. I think it's great. I think there's a lot of scientific opportunities for NASA, NOAA and we look forward to talking to them as well as, you know, other folks as well. Should we talk phantom and ESA?

Tom:
Let's do it.

Dean:
Awesome. For folks, if you haven't had a chance for our international and online colleagues, they aren't familiar with Phantom, you know, it's a continuation of our work with ESA. It's a program called Skimsat. It's going to operate below 300 kilometers. It's a different design. It's using different propulsion, but it's really looking at the scientific and the environmental aspects. And I think, you know, we at Redwire is really not only a thought leader, but also a demonstrated leader. We're going to demonstrate on two different programs, two different vehicles, how to operate in VLEO, and I think that sets us apart and makes us the world leader in VLEO.

Tom:
I think so, yeah. A European platform and a U.S. platform, being developed by separate teams due to trade compliance, but giving us the ability to serve both allies.

Dean:
Absolutely. And I'll tell you, you know, when I look at our team in Europe, they've done a tremendous amount, as you saw on the LEO spacecraft with the Probas, our Hammerhead vehicle. Now seeing what we're going to do with this next step with Phantom is so exciting. And I actually think that, you know, over the next few years, you're going to continue to see the value of VLEO growing. And I believe it's that next unexplored domain that we're going to talk about and continue to see operations in VLEO.

Tom:
Yeah, agreed. This spacecraft, shout out to Eric Masure, who's the president who developed this with ESA over in Belgium, in Antwerp facility.

Dean:
Absolutely. Absolutely.

All right. Let's go to the next.

All right. We're before we say thank you, we want to open up to any Q&A. Does anyone in the crowd have any questions or anything on any of our sharks? It's Shark Week that we just discussed, or any of our platforms?

From the Audience:
What's the next shark?

Dean:
What’s the next shark? Well, that's going to, that'll be fun and interesting. We'll see what happens for sure, but there's a number of sharks in the ocean we can use, right? There's a lot of great ones.

Hey, I do want to give a shout out to Tom's team on the VLEO side under general manager Spence Wise, and that team, they're doing a tremendous amount on SabreSat, our spacecraft, and then also in the DARPA OTTER program, and many more. And a shout out to them, really a shout out to your Tetra team as well. And all the folks that are making these sharks really work today. You know, there's a lot of people behind the scenes doing a lot of hard work. And Tom and credit to you and the leadership that we're seeing on the spacecraft side.

Tom:
Thanks, Dean. Thanks to our industry partners and our customers and Go Redwire. We're looking forward to talking to everybody.
Dean:
Yeah, Go Redwire. Thank you, everybody.

Additional Information and Where to Find It
Redwire has filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) on April 7, 2025 relating to a special meeting of Redwire’s stockholders (the “proxy statement”). The information in the preliminary proxy statement is not complete and may be changed. A definitive proxy statement will be filed with the SEC and delivered to stockholders of the Company. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REDWIRE, EDGE AUTONOMY, THE TRANSACTION AND RELATED MATTERS. Stockholders are able to obtain free copies of the preliminary proxy statement and will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the preliminary proxy statement and, when available, the definitive proxy statement and other documents filed with the SEC by the parties on investor relations section of Redwire’s website at redwirespace.com.

Participants in the Solicitation
Redwire and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Redwire in respect of the proposed business combination contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Redwire, respectively, in connection with the proposed business combination, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement, a preliminary version of which was filed with the SEC on April 7, 2025. Information regarding Redwire’s directors and executive officers is contained in Redwire’s Annual Report on Form 10-K for the year ended December 31, 2024 and its Preliminary Proxy Statement on Schedule 14A, dated April 09, 2025, which are filed with the SEC.

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements
Readers are cautioned that the statements contained in this communication regarding expectations of our performance or other matters that may affect our or the combined company’s business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this communication, including statements regarding our or the combined company’s strategy, financial projections, including the prospective financial information provided in this communication, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, the entry into the potential business combination, the expected benefits from the proposed business combination, the expected performance of the combined company, the expectations regarding financing the proposed business combination, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.
These factors and circumstances include, but are not limited to (1) risks associated with the continued economic uncertainty, including high inflation, effects of trade tariffs and other trade actions, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry; (4) the inability to successfully integrate recently completed and future acquisitions, including the proposed business combination with Edge Autonomy, as well as the failure to realize the anticipated benefits of the transaction or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s and the combined company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that Redwire’s expectations and assumptions relating to future results and projections with respect to Redwire or Edge Autonomy may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire, Edge Autonomy, the combined company, or their competitors; (9) unsatisfactory performance of our and the combined company’s products resulting from challenges in the space environment, extreme space weather events, the environments in which drones operate, including in combat or other areas where hostilities may occur, or otherwise; (10) the emerging nature of the market for in-space infrastructure services and the market for drones and related services; (11) inability to realize benefits from new offerings or the application of our or the combined company’s technologies; (12) the inability to convert orders in backlog into revenue; (13) our and the combined company’s dependence on U.S. and foreign government contracts, which are only partially funded and subject to immediate termination, which may be affected by changes in government program requirements, spending priorities or budgetary constraints, including government shutdowns, or which may be influenced by the level of military activities and related spending, such as in or with respect to ongoing or future conflicts, including the war in Ukraine, or as a result of changes in international support for military assistance to Ukraine; (14) the fact that Redwire is and the combined company will be subject to stringent economic sanctions and trade control laws and regulations; (15) the need for substantial additional funding to finance our and the combined company’s operations, which may not be available when needed, on acceptable terms or at all; (16) the dilution of existing holders of Redwire Common Stock that will result from the issuance of additional shares of Redwire Common Stock as consideration for the acquisition of Edge Autonomy, as well as the issuance of Redwire Common Stock in any offering that may be undertaken in connection with such acquisition; (17) the fact that the issuance and sale of shares of Redwire Preferred Stock has reduced the relative voting power of holders of Redwire Common Stock and diluted the ownership of holders of our capital stock; (18) the ability to achieve the conditions to cause, or timing of, any mandatory conversion of the Redwire Preferred Stock into Redwire Common Stock; (19) the fact that AE Industrial and Bain and their affiliates have significant influence over us, which could limit your ability to influence the outcome of key transactions, as well as AE Industrial’s increased voting power resulting from its receipt of the Equity Consideration; (20) the fact that provisions in our Certificate of Designation with respect to our Redwire Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (21) the fact that our Redwire Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (22) the possibility of sales of a substantial amount of Redwire Common Stock by our current stockholders, as well as the equity owners of Edge Autonomy following consummation of the transaction, which sales could cause the price of Redwire Common Stock to fall; (23) the impact of the issuance of additional shares of Redwire Preferred Stock as paid-in-kind dividends on the price and market for Redwire Common Stock; (24) the volatility of the trading price of Redwire Common Stock; (25) risks related to short sellers of Redwire Common Stock; (26) Redwire’s or the combined company’s inability to report its financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting, as well as the possible need to expand or improve Edge Autonomy’s financial reporting systems and controls; (27) the possibility that the closing conditions under the Merger Agreement necessary to consummate the Mergers will not be satisfied; (28) the effect of any announcement or pendency of the proposed business combination on Redwire’s or Edge Autonomy’s business relationships, operating results and business generally; (29) risks that the proposed business combination disrupts current plans and operations of Redwire or Edge Autonomy; (30) the ability of Redwire or the combined company to raise financing in connection with the proposed business combination or to finance its operations in the future; (31) the impact of any increase in the combined company’s indebtedness incurred to fund working capital or other corporate needs, including the repayment of Edge Autonomy’s outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy, as well as debt covenants that may limit the combined company’s activities, flexibility or ability to take advantage of business opportunities, and the effect of debt service on the availability of cash to fund investment in the business; (32) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (33) costs related to the Transactions; (34) a significant portion of Edge Autonomy’s revenues result from sales to customers in Ukraine, which sales have been declining and may continue to decline in the event that the war and hostilities in Ukraine end, decline or change, or as a result of changes in international support for military assistance to Ukraine; and (35) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by Redwire. The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this communication are made as of the date of this communication, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this communication are cautioned not to place undue reliance on forward-looking statements.